Exhibit 4.11

THQ INC. AMENDED AND RESTATED 1997 STOCK OPTION PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

Optionee:
Number of Shares of Company
Common Stock Underlying Option:	*

Purchase Price Per Share:	*

Date of Grant:	*

*  As set forth in the Notice of Grant of Stock Options attached as a part this Incentive Stock Option Agreement as Exhibit A (your “Notice”).

THIS STOCK OPTION AGREEMENT (the “Agreement”), dated as of Date of Grant, is made between THQ INC., a Delaware corporation, currently having its executive office at 27001 Agoura Road, Suite 325, Calabasas Hills, California 91301 (the “Company”), and the option holder identified above (“Optionee”).

1.                                       Grant of Option.  Pursuant to the THQ Inc. Amended and Restated 1997 Stock Option Plan, a copy of which is attached hereto as Exhibit B (the “Plan”), on the terms and subject to the conditions set forth in this Agreement, and subject to Optionee’s execution and return to the Company of a copy of this Agreement, the Company hereby grants to Optionee the right and option to purchase from the Company all or any part of the Number of Shares of Company Common Stock Underlying Options set forth in your Notice (the “Shares”) at the Purchase Price Per Share set forth in your Notice (this “Option”).  This Option is a non-qualified stock option, as such term is used in Section 2.1 of the Plan.

2.                                       Option Subject to the Plan and Acceptance of Agreement.  Optionee acknowledges and agrees that this Option is subject to the terms and conditions set forth in the Plan.  In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall take precedence.  Further, Optionee acknowledges that tthe Option shall not be exercisable unless and until the Optionee shall accept this Agreement by executing it in the space provided below and returning such original execution copy to the Company.

3.                                       Vesting.  Subject to limitations set forth in Section 2.3 of the Plan relating to the termination of Optionee’s employment by the Company, or if applicable, section 4.2 of the Plan relating to the termination of Optionee’s directorship, this Option shall be exercisable by Optionee at the times and in the amounts set forth in your Notice.

4.                                       Term of Option.  This Option shall expire and no longer be exercisable after 5:00 p.m., Pacific time, on the date set forth in your Notice.

5.                                       Method of Exercise of Option.  The Option may be exercised in the manner set forth in Section 2.2(c) of the Plan.

6.                                       Additional Terms and Conditions of the Option.

6.1                                 Non-Transferability of Option.  This Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by Optionee, other than as set forth in Section 5.4 of the Plan.  During the lifetime of Optionee, this Option shall not be exercisable by any person other than Optionee, Optionee’s legal representative or similar person.

6.2.                              Tax Withholding.  The Company shall have the right to require, prior to issuance or delivery of any Shares, payment of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with the exercise of the Option.  The Optionee may satisfy the tax withholding requirement as set forth in Section 5.5 of the Plan.

6.3.                              Investment Representation.  The Optionee hereby represents and covenants that (a) any Share purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any Share shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Optionee shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of purchase of any Share or (y) is true and correct as of the date of any sale of any Share, as applicable.  As a further condition precedent to any exercise of the Option, the Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the Shares and, in connection therewith, shall execute any documents which the Administrator shall in its sole discretion deem necessary or advisable.

6.4                                 Adjustments Upon Changes in Capitalization.  The number of Shares issuable upon the exercise of this Option and the Purchase Price Per Share thereof shall be subject to adjustment as set forth in Section 5.7 of the Plan.

6.5                                 Effect of Certain Transactions.                              In the event the Company enters into a Transaction, as defined in Section 5.8 of the Plan, the Board of Directors of the Company may, in their sole and absolute discretion, alter the terms of the Option as set forth in such Section 5.8 of the Plan.

7.             Binding Effect.  Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and assigns.

8.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

9.             Notices.  Any notice hereunder shall be delivered by hand or by registered or certified mail, return receipt requested (i) if to the Company, to its executive office, attention: Chief Financial Officer; and (ii) if to Optionee, to the last known address of Optionee reflected in the records of the Company.

10.                                 Electronic Delivery.  Optionee agrees and consents to receiving delivery of any and all annual reports and proxy statements of the Company by electronic means.  Such electronic means shall include, but not be limited to, email delivery of such documents or email notification of an Internet or intranet web link for access to such documents.  Provided, however, if the Optionee requests physical delivery of such documents, such request shall be made in writing in accordance with Section 9 of this Agreement and Company shall provide such documents within a reasonable time of such request.

IN WITNESS WHEREOF, the Company and Optionee have executed this Agreement as of the date first set forth above.

THQ Inc.

By:
Name:
Title:
Accepted this day of , 200 .

Optionee